UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2017

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On April 10, 2017, the board of directors (the “Board”) of CytoDyn Inc. (the “Company”) adopted a resolution to increase the number of directors on the Board by one and appointed Scott A. Kelly, M.D., to fill the resulting vacancy.

No arrangement or understanding exists between Dr. Kelly and any other person pursuant to which Dr. Kelly was appointed as a director. Dr. Kelly will be compensated for his services as a director consistent with the Company’s compensation policies for nonemployee directors. A summary of the Company’s compensation program for nonemployee directors, as currently in effect, is included as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended August 31, 2015, which was filed with the Securities and Exchange Commission on October 9, 2015, and is incorporated herein by reference. The Board has not yet determined the Board committees to which Dr. Kelly will be appointed.

Option Grant

On April 10, 2017, in connection with Dr. Kelly’s appointment as director, the Company granted to Dr. Kelly a non-qualified stock option to purchase up to 7,123 shares of its common stock, par value $0.001 per share (the “Common Stock”), representing a pro rata portion of the annual option grant received by each director for the fiscal year ending May 31, 2017.

The option grant was made pursuant to the Company’s 2012 Equity Incentive Plan (the “Incentive Plan”) and is conditioned on stockholder approval of the increase in the number of shares authorized for issuance under the Incentive Plan (the “Plan Approval”) at the 2017 annual meeting of stockholders. The option has a per share exercise price of $0.61 (which was the closing sale price of the Common Stock on the grant date) and a ten-year term and will vest on May 31, 2017, provided that the option will not be exercisable unless and until the Plan Approval is obtained.

Item 7.01. Regulation FD Disclosure.

On April 11, 2017, the Company issued a press release to announce the appointment of Dr. Kelly as director, which is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated April 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

April 11, 2017	By:	/s/ Michael D. Mulholland
Name: Michael D. Mulholland
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 11, 2017